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                                                                    Exhibit 99.1

HOME HEALTH CORPORATION OF AMERICA, INC. TO MERGE WITH U.S. HOMECARE CORPORATION

Merger Expands Geographic Coverage and Services for Home Health Corporation of America, Inc.

KING OF PRUSSIA, Pa., and HARTFORD, Conn., Sept. 29 /PRNewswire/ -- Home Health Corporation of America, Inc. (Nasdaq-NNM:HHCA) and U.S. HomeCare Corporation (Nasdaq:USHO) today jointly announced that they have entered into a definitive merger agreement. As a result of the merger, USHO will become a wholly owned subsidiary of HHCA, with USHO shareholders receiving HHCA common stock. The merger will be structured as a tax-free reorganization and accounted for as a pooling of interests. It is expected that the acquisition of USHO will be accretive to HHCA's earnings.

Under the agreement, HHCA will issue a maximum of approximately 2.6 to 2.8 million shares of common stock. The consideration to be received by shareholders of USHO will be dependent upon (i) the 10-day average closing price of HHCA common stock for the period ending three business days prior to the USHO shareholder meeting and (ii) the closing price of HHCA common stock on the consummation date of the transaction. If the 10-day average HHCA closing price and the HHCA closing price upon completion of the transaction were $12.625 (the closing price of HHCA common stock on September 26, 1997), holders of USHO common stock would receive for each share exchanged in the merger approximately $1.71 in value of HHCA common stock. By comparison, if the 10-day average HHCA closing price and the HHCA closing price at the consummation were $11.50, the shareholders of USHO would receive HHCA common stock with a value of approximately $1.58, and if such prices were $13.50, the value would be approximately $1.79. The detailed terms of the agreement will be described in the proxy materials to be mailed to shareholders of HHCA and USHO in connection with their shareholder meetings to approve the merger.

The combined company will be one of the leading regional providers of comprehensive home health care services and products, delivering nursing and related patient services, respiratory therapy, infusion therapy and durable medical equipment and will own and operate 76 branch locations in 12 states throughout the U.S. The consolidated company would have had pro forma net revenues of approximately $206 million for the year ended June 30, 1997.

The merger provides HHCA with expansion into the New York metropolitan and Connecticut markets and positions HHCA to leverage existing managed care contracts in USHO's current markets. This merger will also allow HHCA to cross-sell other services, thus enhancing value for existing USHO relationships. USHO expects to benefit from HHCA's senior management depth and broad operating expertise.

"This strategic merger with U.S. HomeCare enables us to expand our geographic markets following our proven model of establishing a nursing services base and cross-selling our respiratory therapy, infusion therapy and durable medical equipment products and services," said Bruce Feldman, CEO of HHCA. "In an increasingly consolidating and constantly evolving home health care market, this merger represents a logical step in our plan to establish a substantial presence between our existing New England and Mid-Atlantic markets."
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To effect the merger, HHCA has received commitments from its existing syndicate of senior lenders, with CoreStates Bank NA as agent, to increase HHCA's total senior credit facility from $100 million to $125 million, in part to refinance approximately $17 million of debt to be assumed and other expenses expected to be incurred in connection with the merger. HHCA currently has approximately $72 million outstanding under its senior credit facility.

Jay Huffard, Chairman and CEO of USHO, stated, "The management of U.S. HomeCare believes this is a great opportunity for both companies to combine our many assets in serving our home care patients, as well as to enhance our shareholder value."

The transaction has been unanimously approved by the board of directors of each company. It is subject to various conditions prior to closing, including approval by the stockholders of HHCA and USHO. The merger is expected to close by December 31, 1997.

USHO is a provider of paraprofessional and professional home health care services, including nursing care, personal care and other specialized therapies. USHO is headquartered in Hartford, Connecticut and operates through 15 branch locations in New York, Connecticut and Pennsylvania. For the six months ended June 30, 1997, USHO had net revenues of $28.0 million, EBITDA of $3.7 million and net income of $1.9 million.

HHCA is a leading regional provider of comprehensive home health care services and products, delivering nursing and related patient services, respiratory therapy, infusion therapy and durable medical equipment. Currently, HHCA operates 61 branch locations in Pennsylvania, New Jersey, Delaware, Maryland, Florida, New Hampshire, Massachusetts, Maine, Illinois and Texas.

Statements in this press release concerning HHCA's and USHO's business outlook or future economic performances, anticipated profitability, revenues, expenses or other financial items, anticipated cost synergies and product or service line growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Any forward-looking statements are estimates, reflecting the best judgment of HHCA and USHO based upon currently available information and involve a number of risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Risks, uncertainties and factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by HHCA and USHO with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of HHCA and USHO should be considered in light of those factors. There can be no assurance that factors will not affect the accuracy of such forward-looking statements.